Exhibit 21.1
Subsidiaries
The following is a list of the subsidiaries of Hycroft Mining Holding Corporation, each of which is wholly owned by Hycroft Mining Holding Corporation either directly or through another subsidiary.

Subsidiary	State of Incorporation or Organization
AuxAg Mining Corporation	Delaware
Autar Gold Corporation	Delaware
Allied Nevada Gold Holdings LLC	Nevada
Allied VGH LLC	Delaware
Hycroft Resources & Development, LLC	Delaware
Victory Exploration LLC	Delaware
Allied Nevada Delaware Holdings LLC	Delaware